Exhibit 99.1

FOR IMMEDIATE RELEASE July 16, 2018
MEDIA CONTACT:	IR CONTACT:

Karen Fenwick Direct: +44 (0)1740 608076	Jeffrey Schnell Direct: +1 917 399 8387

Venator to Acquire European Paper Laminates Business and Negotiate Exclusively with Tronox to Purchase Other Assets

WYNYARD, UK (July 16, 2018)

•      Venator to purchase the Tronox European TiO2 paper laminates business

•      Venator secures exclusive right to negotiate purchase of Ashtabula, Ohio, TiO2 facility from Tronox if required to complete proposed Tronox/Cristal merger

•      The full reconstruction of Venator’s Pori, Finland, facility is under review

Venator Materials PLC (NYSE: VNTR) (“Venator”) today announced it has reached agreement with Tronox Limited (“Tronox”) to purchase the European paper laminates business (the “8120 Grade”) from Tronox.  In connection with the acquisition, Tronox will supply the 8120 Grade to Venator under a Transitional Supply Agreement until the transfer of the manufacturing of the 8120 Grade to Venator’s Greatham, U.K., facility has been completed.

Separately, Venator and Tronox have entered into an agreement to engage in exclusive negotiations until September 29, 2018, regarding the purchase by Venator of the Ashtabula, Ohio, complex currently owned by The National Titanium Dioxide Company Limited (“Cristal”) for $1.1 billion if a divestiture of Ashtabula is required for Tronox to obtain approval for its proposed merger with Cristal after the U.S. District Court rules in the pending preliminary injunction hearing.  The purchase price for Ashtabula will be reduced to $900 million if, instead of promptly divesting Ashtabula, Tronox continues to await the decision of the FTC’s Administrative Law Judge following an adverse ruling by the U.S. District Court.

Additionally, the parties have agreed that Tronox will promptly pay Venator a “break fee” of $75 million upon consummation of the Tronox/Cristal merger if divestiture of the 8120 Grade to Venator has been consummated and the Ashtabula site is not sold to Venator.

Simon Turner, President and CEO of Venator, commented: “The agreement to acquire the paper laminates business further strengthens and diversifies our global TiO2 business.  It also extends our European market leadership and further expands our differentiated product range.”

He added:  “The addition of the high quality Ashtabula facilities would dramatically grow our North American presence and global TiO2 capacity, enabling us to better serve our valued customers.  In light of this potential acquisition, we are reviewing our near term needs for the full rebuild of TiO2 capacity at our previously damaged TiO2 facility in Pori, Finland.”

About Venator

Venator is a global manufacturer and marketer of chemical products that comprise a broad range of pigments and additives that bring color and vibrancy to buildings, protect and extend product life, and reduce energy consumption. We market our products globally to a diversified group of industrial customers through two segments: Titanium Dioxide, which consists of our TiO2 business, and Performance Additives, which consists of our functional additives, color pigments, timber treatment and water treatment businesses. We operate 26 facilities, employ approximately 4,500 associates worldwide and sell our products in more than 110 countries.

Cautionary Statement Concerning Forward-Looking Statements

Statements in this release that are not historical are forward-looking statements. This release includes statements regarding the proposed transactions described and contains statements or assumptions regarding the expected timetable for the transactions, future benefits of the transactions and other statements that are based on management’s current beliefs and expectations of the company and the combined businesses. The forward-looking statements in this release are subject to significant uncertainty and actual outcomes may differ materially from what is expressed or stated in such forward looking statements.  Risks and uncertainties that may affect the company’s operations, markets, products, services, prices and other factors are discussed in the company’s filings with the U.S. Securities and Exchange Commission. Significant risks and uncertainties may relate to, but are not limited to, financial, economic, competitive, environmental, political, legal, regulatory and technological factors.  In addition, risks and uncertainties include Tronox not being required to divest the Ashtabula site in connection with its proposed merger with Cristal, the failure to consummate the proposed transactions when expected or at all, that any synergies and cost savings associated with the proposed transactions may not be fully realized or take longer to realize than expected, and the ability to integrate successfully the assets acquired. The company assumes no obligation to provide revisions to any forward-looking statements should circumstances change, except as otherwise required by applicable laws.